Exhibit 99.1

ISTA Pharmaceuticals Reports First Quarter 2010 Financial Results

– Revenues Increased 39% Over Prior Year Quarter to $28.3 Million –

– ISTA Reaffirms 2010 Guidance, Aims for First Year of Profitability (excluding warrant charges) –

IRVINE, Calif., April 30, 2010 /PRNewswire-FirstCall/ – ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today reported financial results for the quarter ended March 31, 2010. First quarter 2010 net revenues were $28.3 million, an increase of 39% from the first quarter of 2009. Net income for the first quarter ended March 31, 2010, was $0.5 million, or $0.01 per share, compared to a net loss of $19.6 million, or $0.59 per share, for the first quarter ended March 31, 2009. A non-cash warrant valuation gain of $7.2 million and a loss of $13.3 million were included in net income (loss) for the first quarters ended March 31, 2010 and 2009, respectively.

“We’re out of the gate for the first quarter 2010 with strong revenue growth, driven by continued progress with Xibrom™ for ocular inflammation and pain following cataract surgery and the successful launch of Bepreve® for ocular itching associated with allergic conjunctivitis,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “Our goals are to build Bepreve into a leading ocular allergy treatment and maximize Xibrom’s leadership position in the cataract surgery market.

“In 2009, we increased the size of our sales force now calling on more than 21,000 high-prescribing clinicians, including U.S. ophthalmologists, optometrists and allergists. The initial feedback on Bepreve from physicians and patients alike has been very positive. Since January, new prescriptions for Bepreve have risen notably week over week. The March IMS HEALTH data shows our total prescription dollar market share in our called-on audience was 2.7%. With the past winter season wetter and colder than normal, allergy season was delayed several weeks. In April, there has been a sizable up tick in ocular allergy prescriptions, and allergists are now predicting this to be a severe spring allergy season. Demand from our wholesalers for Bepreve is up significantly in April.

During the first quarter of 2010, ISTA’s supplemental New Drug Application for once-daily XiDay™ (bromfenac ophthalmic solution) was accepted for review by the U.S. Food and Drug Administration, or FDA. The FDA has granted XiDay a standard review time of ten months, assigning ISTA a Prescription Drug User Fee Act, or PDUFA, action date of October 16, 2010.

Dr. Anido added, “Ophthalmologists continue to recognize the benefits ISTA’s products bring to their patients, which are reflected in the ongoing growth of our Xibrom and Istalol franchises. We believe once-daily XiDay, assuming FDA approval, will offer another advance for patients undergoing cataract surgery.”

In addition to XiDay, the Company’s pipeline includes a bromfenac formulation for dry eye and a bepotastine formulation for nasal allergy. The Company plans to initiate Phase 3 clinical trials in dry eye disease mid-summer 2010. To maximize the bepotastine franchise, which began with the Bepreve ophthalmic solution, ISTA will complete its formulation work for bepotastine nasal spray and anticipates initiating a full-scale clinical program during 2010.

Net Revenues

(in millions, except percentage data)

	Quarter Ended	Quarter Ended
	March 31, 2010	March 31, 2009	Change
Xibrom	$20.3	$15.7	29%
Bepreve	0.5	—	—
Istalol	5.4	3.6	50%
Vitrase	2.1	1.0	110%

Product sales, net	28.3	20.3	39%
License revenue	—	0.1	—

Total net revenues	$28.3	$20.4	39%

Net revenues for the first quarter ended March 31, 2010, were $28.3 million, or an increase of 39% over the same period in 2009. Net revenues grew primarily due to increased prescription growth and market penetration for the Company’s products.

Gross margin for the first quarter ended March 31, 2010, was 74%, or $21.0 million, as compared to 75%, or $15.3 million, for the same period in 2009. The decrease in the gross margin percentage for the first quarter of 2010 was due to a change in the mix of products sold.

Research and development expenses for the first quarter ended March 31, 2010, were $4.8 million, as compared to $6.7 million during the corresponding period of 2009. The reduction over the prior-year period was due primarily to the timing, initiation, and completion of clinical trials.

Selling, general, and administrative expenses for the first quarter ended March 31, 2010, increased to $20.9 million from $13.0 million for the corresponding period in 2009. The increase reflects the addition of 65 new sales representatives and related corporate new hires, plus the promotional activities associated with the Bepreve product launch.

Operating loss for the first quarter ended March 31, 2010, was $4.7 million, compared to an operating loss of $4.4 million in the corresponding quarter of 2009.

Net income for the first quarter ended March 31, 2010, was $0.5 million, or $0.01 per share, including a non-cash warrant valuation gain of $7.2 million, or $0.21 per share. Net loss for the first quarter ended March 31, 2009, was $19.6 million, or $0.59 per share, including a non-cash warrant valuation loss of $13.3 million, or $0.40 per share. These non-cash warrant valuation adjustments are driven primarily by the change in the Company’s stock price quarter over quarter.

At March 31, 2010, ISTA had cash of $43.2 million, which included $13 million borrowed under ISTA’s revolving line of credit with Silicon Valley Bank.

“As we look ahead to the second quarter and the full year 2010,” concluded Dr. Anido, “we are poised for continued growth and our first year of profitability. In addition, we now have the products, people and pipeline in place to drive annual revenue toward $500 million over the next several years.”

Reaffirming ISTA’s 2010 Financial Outlook

•

ISTA expects its net revenues for 2010 will be approximately $147 million to $165 million. The Company continues to assume there will not be a generic competitor to Xibrom in 2010. ISTA expects sales from its Xibrom franchise (including XiDay, assuming FDA approval) to be in the range of $95 million to $105 million and anticipates sales from Bepreve will be at least $20 million.

•	ISTA expects its gross margin will be in the range of 74% to 76%.

•	ISTA expects R&D expenses to be approximately 18% to 22% of net revenues, depending upon the progress of its clinical programs.

•	ISTA expects SG&A expenses to be approximately 48% to 52% of net revenues.

•	ISTA expects its operating income will be $8 million to $10 million.

•

ISTA expects its net income will be at least $1 million, or earnings per share of $0.02, excluding any non-cash valuation adjustments relating to warrants. As of March 31, 2010, ISTA’s fully diluted common shares, including its outstanding shares of common stock plus warrants and stock options on a treasury stock basis, were approximately 44 million shares.

•	ISTA expects its business to generate $6 million to $10 million of cash.

ISTA Seeks Declaratory Judgment

On Thursday, April 29, 2010, ISTA filed a Complaint against Senju Pharmaceuticals, Co. Ltd. in the U.S. District Court for the Central District of California seeking a declaratory judgment with regards to the Xibrom (bromfenac ophthalmic solution)® 0.09% patent and relevant royalties. The Xibrom patent expired in January 2009. According to U.S. case law and the terms of ISTA’s royalty obligations, no royalties are due after patent expiration. ISTA acquired U.S. marketing rights for Xibrom in 2002 and launched the product in the U.S. in 2005. ISTA is seeking a declaratory judgment in regard to royalty obligations that may apply not only to Xibrom, but also to XiDay™, the Company’s once-daily product currently awaiting FDA approval. There can be no assurance about when this action will be resolved, and, as a result, ISTA has not taken into account any potential outcome of this action for its 2010 expected financial results.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, April 30, 2010, at 10:00 AM Eastern Time, to discuss its first quarter 2010 results. To access the live conference call, U.S. and Canadian participants may dial 800-591-6944; international participants may dial 617-614-4910. The access code for the live call is 68237813. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 91982881. This conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals is the fourth largest branded ophthalmic pharmaceutical business in the U.S. ISTA’s four marketed products plus its product candidates include therapies for inflammation, ocular pain, allergy, glaucoma, and dry eye. The Company is developing a strong product pipeline to fuel future growth and market share. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Xibrom (bromfenac ophthalmic solution)® 0.09%, Istalol® (timolol maleate ophthalmic solution) 0.5%, Bepreve® (bepotastine besilate ophthalmic solution) 1.5%, Vitrase® (hyaluronidase injection) Ovine and XiDay™ are trademarks of ISTA Pharmaceuticals, Inc.

Full prescribing information for Bepreve® is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Bepreve_insert.pdf

Full prescribing information for Xibrom™ is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/XibromPI_XIB553.pdf

Full prescribing information for Istalol® is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/Istalol_Full_PI-ISL274.pdf

Full prescribing information for Vitrase® is available on ISTA Pharmaceuticals’ website at www.istavision.com/products/vitrase200_package_insert.pdf

Forward-Looking Statements

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release relating to ISTA’s 2010 expected financial results, the initiation of a Phase 3 study for ISTA’s bromfenac formulation for dry eye disease, beginning full-scale clinical development of bepotastine nasal, the successful launch of Bepreve, the anticipated approval and subsequent launch of XiDay, the continued growth of ISTA’s Xibrom franchise and ISTA’s prospects for its long-term financial growth are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, risks associated with: timely receipt and maintenance of regulatory approvals for ISTA’s products and product candidates, and continued compliance with FDA and/or other governmental regulations applicable to ISTA’s facilities, products and/or business; successful and timely completion of clinical trials and other research and development efforts for ISTA’s product candidates; successful implementation of any product acquisition or in-licensing transactions that ISTA might pursue and close; generic manufacturers’ receipt of approval for generic versions of ISTA’s products; market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; ISTA’s ability to manage its anticipated growth; ISTA’s ability to raise capital on favorable terms in the future, if required; unpredictable and unstable changes in economic conditions; continued compliance with third-party borrowing arrangements; timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; the continued availability of third-party reimbursement; the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U. S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2009.

SOURCE: ISTA Pharmaceuticals, Inc.

INVESTOR RELATIONS CONTACTS:

Lauren Silvernail, ISTA Pharmaceuticals, +1-949-788-5302, lsilvernail@istavision.com;

Jeanie Herbert, ISTA Pharmaceuticals, +1-949-789-3159, jherbert@istavision.com;

Juliane Snowden, Burns McClellan, +1-212-213-0006, jsnowden@burnsmc.com;

MEDIA CONTACT:

Justin Jackson, Burns McClellan, +1-212-213-0006, jjackson@burnsmc.com,

Web Site: http://www.istavision.com

ISTA Pharmaceuticals, Inc.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
Product sales, net	$28,304	$20,345
License revenue	—	69

Total revenues	28,304	20,414
Cost of products sold	7,284	5,129

Gross profit margin	21,020	15,285
Costs and expenses:
Research and development	4,803	6,742
Selling, general and administrative	20,868	12,979

Total costs and expenses	25,671	19,721

Loss from operations	(4,651)	(4,436)
Other (expense) income:
Interest expense	(2,071)	(1,872)
Gain on derivative valuation	7	66
Gain (loss) on warrant valuation	7,191	(13,343)
Other, net	—	(27)

Net income (loss)	$476	$(19,612)

Net income (loss) per common share, basic and diluted	$0.01	$(0.59)

Shares used in computing net income (loss) per common share, basic	33,364	33,165

Shares used in computing net income (loss) per common share, diluted	43,895	33,165

ISTA Pharmaceuticals, Inc.

Summary of Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$43,204	$53,702
Working capital	24,256	29,113
Total assets	85,564	89,144
Total stockholders’ deficit	(76,642)	(78,028)